Sheet1

This proposal has passed

			Final Proxy Results - ML New York Municipal Bond Fund
			Meeting Date: November 7, 2001

			Record Date: September 28, 2001
			As of: November 7, 2001

				Units Voted

			Votes Needed
	Shares Needed	Outstanding	67% of shares				Total Units
All Classes	To Pass	Shares	present at meeting	For	Against	Abstain	Voted

New Management Agreement	-5,888,178	25,489,833	17,078,188	22,966,366	640,119	1,052,436	24,658,921
between the Trust, on behalf of the
Fund, and Fund Asset Management, L.P.

Voting Requirements:
The Quorum consists of one-third of the outstanding shares of the Fund, entitled to vote at the Meeting.

The approval of the Proposal requires the affirmative vote of the majority of the outstanding voting securities of the Fund, as defined in the Incestment Company Act. The Investment Company Act
defines such a majority to mean the lesser of (I) 67% of the Fund's shares present at a metting at which more than 50% of the outstanding shares of the Fund are represented or (II) more than 50%of the Fund's outstanding shares.

Last Updated on 05/23/2002
By MLMAG